Exhibit 99.1

MBIA Inc. Second Quarter 2022 Financial Results

August 3, 2022

MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $36 million, or $(0.72) per share, for the second quarter of 2022 compared to a consolidated GAAP net loss of $61 million, or $(1.23) per share, for the second quarter of 2021. The improved result versus last year’s second quarter was primarily due to mark-to-market gains on interest rate swaps due to the increase in interest rates in 2022; net gains on financial instruments at fair value in variable interest entities consolidated at MBIA Insurance Corporation (MBIA Corp.) due largely to the release of credit risk gains from accumulated and other comprehensive income from the redemption of consolidated insured bonds; and a favorable variance of losses and loss adjustment expenses (LAE) at MBIA Corp., partially offset by investment-related net losses and higher losses and LAE at National Public Finance Guarantee Corporation (National). The favorable losses and LAE comparison for MBIA Corp. was primarily due to second quarter 2022 loss benefits related to RMBS and Zohar CDOs and the adverse comparison of losses and LAE for National primarily resulted from the second quarter 2022 estimate of recovery value based on updated market information of the Puerto Rico Highways and Transportation (HTA) Contingent Value Instruments (CVIs) received by National on July 8.

Book value per share was negative $13.63 as of June 30, 2022 compared with a negative $5.73 as of December 31, 2021. The decrease in book value per share since year-end 2021 was primarily due to net unrealized losses on investments, which resulted primarily from higher interest rates and wider credit spreads in 2022, and the net loss for the first six months of 2022.

The Company also reported an Adjusted Net Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $47 million or $(0.93) per diluted share for the second quarter of 2022 compared with Adjusted Net Income of $37 million or $0.76 per diluted share for the second quarter of 2021. The adverse result was primarily due to the unfavorable variance of losses and LAE at National that primarily resulted from the estimated fair value of the Puerto Rico Highways and Transportation (HTA) Contingent Value Instruments (CVIs) received by National on July 8.

Adjusted Net Income (Loss) provides investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are also attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “There has been significant progress regarding the resolution of National’s Puerto Rico HTA exposure with the receipt of National’s anticipated recovery last month that represented about one-half of National’s total estimated recovery for its HTA exposure. National expects to receive the balance of its recovery after confirmation of the HTA’s restructuring plan, which is subject to court approval and the hearing is scheduled to start on August 17.”

Year-to-Date Results

The Company recorded a consolidated GAAP net loss of $109 million, or $(2.20) per diluted common share, for the six months ended June 30, 2022 compared with a consolidated GAAP net loss of $167 million, or $(3.38) per diluted common share, for the first six months of 2021. The lower net loss for 2022 was primarily due to a favorable variance of losses and LAE at MBIA Corp. and net gains on financial instruments in variable interest entities consolidated at MBIA Corp. due largely to the release of credit risk gains from accumulated other comprehensive income from the redemption of consolidated insured bonds, partially offset by greater losses and LAE at National. The favorable losses and LAE comparison for MBIA Corp. was primarily due to second quarter 2022 loss benefits related to Zohar CDOs and the greater losses and LAE for National was primarily due to its insured Puerto Rico exposure.

The Company’s non-GAAP Adjusted Net Loss for the six months ended June 30, 2022 was $143 million or $(2.87) per diluted share compared with an Adjusted Net Loss of $79 million or $(1.60) per diluted share for the first six months of 2021. The greater adjusted net loss for the first six months of 2022 was primarily due to higher losses and LAE at National that largely resulted from its insured Puerto Rico exposure.

MBIA Inc.

As of June 30, 2022, MBIA Inc.’s liquidity position totaled $188 million, consisting primarily of cash and cash equivalents and liquid invested assets. As of July 27, 2022, there were 54.9 million of MBIA Inc. common shares outstanding.

National Public Finance Guarantee Corporation

National had statutory capital of $2.0 billion and claims-paying resources totaling $3.0 billion as of June 30, 2022. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $2.3 billion as of June 30, 2022. National’s insured portfolio declined by $0.6 billion during the quarter, ending the quarter with $34.6 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 17 to 1, down from 18 to 1 as of year-end 2021.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of June 30, 2022 was $118 million and claims-paying resources totaled $711 million. MBIA Insurance Corporation’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $275 million as of June 30, 2022.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, August 4, 2022 at 8:00 AM (ET) to discuss its second quarter 2022 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (866) 342-8588 in the U.S. and (203) 518-9865 from outside the U.S. The conference call code is 34702. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the completion of the call and will remain available until 11:59 p.m. on August 11 by dialing (800) 839-4017 in the U.S. or (402) 220-2984 from outside the U.S. In addition, a recorded replay of the call will become available on the Company’s website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; changes in general economic and competitive conditions; and the impact on our insured portfolios or business operations caused by the global spread of the novel coronavirus COVID-19. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, comprising the results of MBIA Corp. which given its capital structure and business prospects, we do not expect its financial performance to have a material impact on MBIA Inc. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of a full valuation allowance against the Company’s net deferred tax asset. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA management further adjusts Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share by removing the impact of our U.S. public finance insurance segment VIE consolidations. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, since the Company does not own such VIEs, management uses certain measures that remove the impact of VIE consolidations for our U.S. public finance insurance segment in order to reflect financial exposure limited to its financial guaranty contracts.

Book Value adjustments: Management adjusts GAAP book value to remove the book value of MBIA Corp. and for certain items which the Company believes will reverse from GAAP book value through GAAP earnings and comprehensive income, as well as add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important when measuring financial performance and for which the likelihood and amount can be reasonably estimated. The following provides a description of management’s adjustments to GAAP book value:

•	Negative book value of MBIA Corp. - We remove the negative book value of MBIA Corp. based on our view that given MBIA Corp.’s current financial condition, the regulatory regime in which it operates, the priority given to its policyholders, surplus note holders and preferred stock holders with respect to the distribution of assets, and its legal structure, it is not and will not likely be in a position to upstream any economic benefit to MBIA Inc. Further, MBIA Inc. does not face any material financial liability arising from MBIA Corp.

•

Net unrealized (gains) losses on available-for-sale (“AFS”) securities excluding MBIA Corp. - We remove net unrealized gains and losses on AFS securities recorded in accumulated other comprehensive income since they will reverse from GAAP book value when such securities mature. Gains and losses from sales and impairment of AFS securities are recorded in book value through earnings.

•

Net unearned revenue in excess of expected losses of National - We include net unearned premium revenue in excess of expected losses. Net unearned premium revenue in excess of expected losses consists of the financial guarantee unearned premium revenue of National in excess of expected insurance losses, net of reinsurance and deferred acquisition costs. In accordance with GAAP, a loss reserve on a financial guarantee policy is only recorded when expected losses exceed the amount of unearned premium revenue recorded for that policy. As a result, we only add to GAAP book value the amount of unearned premium revenue in excess of expected losses for each policy in order to reflect the full amount of our expected losses. The Company’s net unearned premium revenue will be recognized in GAAP book value in future periods, however, actual amounts could differ from estimated amounts due to such factors as credit defaults and policy terminations, among others.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Leverage Ratio: Gross Par Outstanding divided by Statutory Capital (Policyholders’ Surplus plus Contingency Reserve).

Contacts

MBIA Inc.

Greg Diamond, 914-765-3190

Managing Director, Head of

Investor and Media Relations

greg.diamond@mbia.com

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions except share and per share amounts)

	June 30, 2022	December 31, 2021
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (net of allowance for credit losses $3 and $-, amortized cost $2,350 and $2,016)	$2,188	$2,157
Investments carried at fair value	332	258
Investments pledged as collateral, at fair value (amortized cost $- and $4)	—	4
Short-term investments, at fair value (amortized cost $458 and $374)	458	374

Total investments	2,978	2,793
Cash and cash equivalents	202	151
Premiums receivable (net of allowance for credit losses $5 and $5)	171	178
Deferred acquisition costs	39	42
Insurance loss recoverable	443	1,296
Other assets	85	67
Assets of consolidated variable interest entities:
Cash	5	9
Investments carried at fair value	51	60
Loans receivable at fair value	68	77
Other assets	25	23

Total assets	$4,067	$4,696

Liabilities and Equity
Liabilities:
Unearned premium revenue	$297	$322
Loss and loss adjustment expense reserves	965	894
Long-term debt	2,359	2,331
Medium-term notes (includes financial instruments carried at fair value of $42 and $98)	493	590
Investment agreements	277	274
Derivative liabilities	72	131
Other liabilities	122	163
Liabilities of consolidated variable interest entities:
Variable interest entity notes carried at fair value	217	291

Total liabilities	4,802	4,996

Equity:
Preferred stock, par value $1 per share; authorized shares—10,000,000; issued and outstanding—none	—	—
Common stock, par value $1 per share; authorized shares—400,000,000; issued shares--283,186,115 and 283,186,115	283	283
Additional paid-in capital	2,919	2,931
Retained earnings (deficit)	(567)	(458)
Accumulated other comprehensive income (loss), net of tax of $8 and $8	(231)	100
Treasury stock, at cost—228,286,399 and 228,630,003 shares	(3,152)	(3,169)

Total shareholders’ equity of MBIA Inc.	(748)	(313)
Preferred stock of subsidiary	13	13

Total equity	(735)	(300)

Total liabilities and equity	$4,067	$4,696

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Premiums earned:
Scheduled premiums earned	$10	$12	$21	$27
Refunding premiums earned	1	2	5	7

Premiums earned (net of ceded premiums of $0, $1, $1 and $2)	11	14	26	34
Net investment income	25	14	43	29
Net realized investment gains (losses)	(21)	—	(24)	(1)
Net gains (losses) on financial instruments at fair value and foreign exchange	9	(20)	26	32
Net gains (losses) on extinguishment of debt	4	14	4	14
Fees and reimbursements	4	1	4	1
Other net realized gains (losses)	(16)	—	(19)	—
Revenues of consolidated variable interest entities:
Net gains (losses) on financial instruments at fair value and foreign exchange	24	—	20	(14)
Other net realized gains (losses)	—	(5)	—	(5)

Total revenues	40	18	80	90
Expenses:
Losses and loss adjustment	20	9	69	107
Amortization of deferred acquisition costs	1	3	3	5
Operating	11	21	30	47
Interest	43	41	84	82
Expenses of consolidated variable interest entities:
Operating	1	1	3	3
Interest	—	4	—	13

Total expenses	76	79	189	257

Income (loss) before income taxes	(36)	(61)	(109)	(167)
Provision (benefit) for income taxes	—	—	—	—

Net income (loss)	$(36)	$(61)	$(109)	$(167)

Net income (loss) per common share:
Basic	$(0.72)	$(1.23)	$(2.20)	$(3.38)
Diluted	$(0.72)	$(1.23)	$(2.20)	$(3.38)
Weighted average number of common shares outstanding:
Basic	49,826,695	49,488,368	49,729,610	49,373,883
Diluted	49,826,695	49,488,368	49,729,610	49,373,883

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)

(In millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$(36)	$(61)	$(109)	$(167)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured finance insurance segment and eliminations	23	(99)	18	(143)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	13	(9)	37	29
Foreign exchange gains (losses)(2)	13	(4)	19	13
Net realized investment gains (losses)	(21)	—	(23)	(1)
Net gains (losses) on extinguishment of debt	5	14	5	14
Net investment losses related to impairments of securities(3)	(22)	—	(22)	—
Adjusted net income adjustment to the (provision) benefit for income tax	—	—	—	—

Adjusted net income (loss)	$(47)	$37	$(143)	$(79)

Adjusted net income (loss) per diluted common share	$(0.93)	$0.76	$(2.87)	$(1.60)

(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.
(3)	Reported within “Other net realized gains (losses)” on the Company’s consolidated statements of operations.

COMPONENTS OF BOOK VALUE PER SHARE

	As of June 30, 2022	As of December 31, 2021
Reported Book Value per Share	$(13.63)	$(5.73)
Management’s book value per share adjustments:
Remove negative book value of MBIA Corp.	(36.48)	(35.94)
Remove net unrealized gains (losses) on available-for-sale securities included in other comprehensive income (loss)	(2.72)	2.02
Include net unearned premium revenue in excess of expected losses	3.28	3.58
Shares outstanding in millions	54.9	54.6

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis

(Dollars in millions)

National Public Finance Guarantee Corporation

	June 30, 2022	December 31, 2021
Policyholders’ surplus	$1,597	$1,569
Contingency reserves	399	402

Statutory capital	1,996	1,971
Unearned premiums	289	311
Present value of installment premiums (1)	120	121

Premium resources (2)	409	432
Net loss and loss adjustment expense reserves (1)	55	(386)
Salvage reserves on paid claims (1)	496	944

Gross loss and loss adjustment expense reserves	551	558

Total claims-paying resources	$2,956	$2,961

Net debt service outstanding	$66,529	$69,817
Gross par outstanding	$34,588	$36,451
Capital ratio (3)	33:1	35:1
Claims-paying ratio (4)	23:1	24:1
Leverage Ratio (5)	17:1	18:1

MBIA Insurance Corporation

	June 30, 2022	December 31, 2021
Policyholders’ surplus	$113	$97
Contingency reserves	5	37

Statutory capital	118	134
Unearned premiums	40	46
Present value of installment premiums (6) (8)	43	48

Premium resources (2)	83	94
Net loss and loss adjustment expense reserves (6)	133	266
Salvage reserves on paid claims (6) (7)	377	231

Gross loss and loss adjustment expense reserves	510	497

Total claims-paying resources	$711	$725

Net debt service outstanding	$5,374	$6,509
Capital ratio (3)	46:1	49:1
Claims-paying ratio (4)	8:1	9:1

(1)	Calculated using discount rates of 3.65% as of June 30, 2022 and December 31, 2021.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	Gross par outstanding divided by statutory capital.
(6)	Calculated using discount rates of 4.99% as of June 30, 2022 and December 31, 2021.
(7)	This amount primarily consists of expected recoveries related to the payment of claims on insured CDOs and RMBS.
(8)	Based on the Company’s estimate of the remaining life for its insured exposures.